Exhibit 99.1

Cathay General Bancorp Announces Second Quarter 2020 Results

LOS ANGELES, July 27, 2020 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended June 30, 2020. The Company reported net income of $54.3 million, or $0.68 per share, for the second quarter of 2020.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	June 30, 2020	March 31, 2020	June 30, 2019
Net income	$54.3 million	$46.9 million	$72.2 million
Basic earnings per common share	$0.68	$0.59	$0.90
Diluted earnings per common share	$0.68	$0.59	$0.90
Return on average assets	1.15%	1.05%	1.69%
Return on average total stockholders' equity	9.31%	8.12%	13.27%
Efficiency ratio	44.82%	44.60%	44.53%

SECOND QUARTER HIGHLIGHTS

  Total deposits increased for the quarter by $1.2 billion, or 7.9%, to $16.3 billion.

"For the second quarter of 2020, our total deposits increased $1.2 billion, or 31.6% annualized, to $16.3 billion, with the majority of the increase in core deposits. This strong growth in deposits reflects Cathay's commitment to serve the financial needs of our customers during this challenging time," commented Pin Tai, Chief Executive Officer of the Company.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2020, was $54.3 million, a decrease of $17.9 million, or 24.8%, compared to net income of $72.2 million for the same quarter a year ago. Diluted earnings per share for the quarter ended June 30, 2020, was $0.68 per share compared to $0.90 per share for the same quarter a year ago.

Return on average stockholders' equity was 9.31% and return on average assets was 1.15% for the quarter ended June 30, 2020, compared to a return on average stockholders' equity of 13.27% and a return on average assets of 1.69% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $8.9 million, or 6.2%, to $134.5 million during the second quarter of 2020, compared to $143.4 million during the same quarter a year ago. The decrease was due primarily to a decrease in interest income from loans and securities.

The net interest margin was 3.02% for the second quarter of 2020 compared to 3.58% for the second quarter of 2019 and 3.34% for the first quarter of 2020.

For the second quarter of 2020, the yield on average interest-earning assets was 3.91%, the cost of funds on average interest-bearing liabilities was 1.20%, and the cost of interest-bearing deposits was 1.16%. In comparison, for the second quarter of 2019, the yield on average interest-earning assets was 4.81%, the cost of funds on average interest-bearing liabilities was 1.65%, and the cost of interest-bearing deposits was 1.58%. The decrease in the yield on average interest-earning assets resulted mainly from lower rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.71% for the quarter ended June 30, 2020, compared to 3.16% for the same quarter a year ago.

Provision for credit losses

Based on a review of the appropriateness of the allowance for loan losses at June 30, 2020, the Company recorded a provision for credit losses of $25.0 million in second quarter of 2020 compared to no provision for credit losses in the second quarter of 2019. The provision for credit losses is primarily a result of the economic deterioration of the global economy resulting from the COVID-19 pandemic. The Company will continue to monitor the continuing impact of the pandemic on credit risks and losses, as well as on customer demand deposits and other liabilities and assets. As permitted under the Coronavirus, Aid, Relief and Economic Security Act (the "CARES Act"), the Company has chosen to defer the adoption of the Current Expected Credit Losses (CECL) methodology for estimated credit losses until the earlier of the date the US government declares an end to the national emergency or December 31, 2020. The expected impact of CECL on second quarter results, if CECL had been adopted, will be disclosed in our Form 10-Q for the second quarter of 2020. The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 5,106	$ 1,321	$ 1,713	$6,427	$2,944
Total charge-offs	5,106	1,321	1,713	6,427	2,944
Recoveries:
Commercial loans	1,350	1,208	1,356	2,558	1,397
Construction loans	—	—	30	—	1,074
Real estate loans(1)	163	162	423	325	733
Total recoveries	1,513	1,370	1,809	2,883	3,204
Net charge-offs/(recoveries)	$ 3,593	$ (49)	$ (96)	$3,544	$ (260)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $15.6 million for the second quarter of 2020, an increase of $2.8 million, or 21.9%, compared to $12.8 million for the second quarter of 2019. The increase was primarily due to a $2.5 million increase in net gains from equity securities, and an increase of $1.1 million from the gain on sale of mortgage backed securities, offset in part by a $682.1 thousand decrease in the valuation of interest rate swap contracts, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense decreased $2.2 million, or 3.2%, to $67.3 million in the second quarter of 2020 compared to $69.5 million in the same quarter a year ago. The decrease in non-interest expense in the second quarter of 2020 was primarily due to a $5.0 million decrease in salaries and employee benefits resulting from lower bonus accruals and an increase in salaries capitalized for loan originations offset in part by an increase of $3.8 million in amortization expense of investments in low-income housing and alternative energy partnerships when compared to the same quarter a year ago. The efficiency ratio was 44.8% in the second quarter of 2020 compared to 44.5% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2020 was 6.0% compared to 16.6% for the second quarter of 2019. The effective tax rate includes an alternative energy investment made in the second quarter of 2020 and the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $15.6 billion at June 30, 2020, an increase of $532.8 million, or 3.5%, from $15.1 billion at December 31, 2019. The increase was primarily due to $261.7 million in Paycheck Protection Loans and increases of $116.2 million, or 1.6%, in commercial mortgage loans, $96.1 million, or 2.4%, in residential mortgage loans, $51.2 million, or 14.7%, in equity lines and $44.3 million, or 7.6%, in real estate construction loans. The loan balances and composition at June 30, 2020, compared to December 31, 2019 and June 30, 2019, are presented below:

	June 30, 2020	December 31, 2019	June 30, 2019
	(In thousands) (Unaudited)
Commercial loans	$ 2,746,316	$ 2,778,744	$ 2,772,982
Paycheck protection program loans	261,650	—	—
Residential mortgage loans	4,184,721	4,088,586	3,967,135
Commercial mortgage loans	7,391,502	7,275,262	6,945,562
Equity lines	399,207	347,975	302,351
Real estate construction loans	624,199	579,864	598,849
Installment and other loans	688	5,050	6,631
Gross loans	$ 15,608,283	$ 15,075,481	$ 14,593,510

Allowance for loan losses	(169,680)	(123,224)	(122,651)
Unamortized deferred loan fees	(4,507)	(626)	(1,415)
Total loans, net	$ 15,434,096	$ 14,951,631	$ 14,469,444

Total deposits were $16.3 billion at June 30, 2020, an increase of $1.6 billion, or 10.9%, from $14.7 billion at December 31, 2019. The increases in non-interest bearing demand deposits and money market deposits resulted from higher liquidity maintained by our depositors during these uncertain times, unused funds still in demand deposit accounts from payroll protection program loans and improved money market deposit generation from corporate accounts. The deposit balances and composition at June 30, 2020, compared to December 31, 2019 and June 30, 2019, are presented below:

	June 30, 2020	December 31, 2019	June 30, 2019
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 3,298,415	$ 2,871,444	$ 2,758,344
NOW deposits	1,671,290	1,358,152	1,267,464
Money market deposits	2,982,385	2,260,764	1,909,097
Savings deposits	743,982	758,903	716,206
Time deposits	7,585,832	7,443,045	7,711,811
Total deposits	$ 16,281,904	$ 14,692,308	$ 14,362,922

ASSET QUALITY REVIEW

At June 30, 2020, total non-accrual loans were $56.5 million, an increase of $16.0 million, or 39.5%, from $40.5 million at December 31, 2019, and an increase of $1.8 million, or 3.3%, from $54.7 million at June 30, 2019 due primarily to a $11.7 million commercial loan.

The allowance for loan losses was $169.7 million and the allowance for off-balance sheet unfunded credit commitments was $4.7 million at June 30, 2020, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $169.7 million allowance for loan losses at June 30, 2020, increased $46.5 million, or 37.7%, from $123.2 million at December 31, 2019. This increase includes additional provisions for credit losses and reflects the deterioration in economic conditions related to COVID-19 and an increase in specific reserves of $4.3 million. The allowance for loan losses represented 1.09% of period-end gross loans, and 218.0% of non-performing loans at June 30, 2020. The comparable ratios were 0.82% of period-end gross loans, and 262.6% of non-performing loans at December 31, 2019. Accruing loans past due 90 days or more at June 30, 2020 have been reduced to $3.1 million as of July 27, 2020 due to the completion of loan renewals. The changes in non-performing assets and troubled debt restructurings at June 30, 2020, compared to December 31, 2019 and June 30, 2019, are presented below:

(Dollars in thousands) (Unaudited)	June 30, 2020	December 31, 2019	% Change	June 30, 2019	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 21,374	$ 6,409	233	$ 14,469	48
Non-accrual loans:
Construction loans	4,433	4,580	(3)	4,702	(6)
Commercial mortgage loans	10,896	9,928	10	14,515	(25)
Commercial loans	27,125	19,381	40	28,070	(3)
Residential mortgage loans	14,004	6,634	111	7,461	88
Total non-accrual loans:	$ 56,458	$ 40,523	39	$ 54,748	3
Total non-performing loans	77,832	46,932	66	69,217	12
Other real estate owned	7,318	10,244	(29)	11,329	(35)
Total non-performing assets	$ 85,150	$ 57,176	49	$ 80,546	6
Accruing troubled debt restructurings (TDRs)	$ 31,671	$ 35,336	(10)	$ 64,898	(51)

Allowance for loan losses	$ 169,680	$ 123,224	38	$ 122,651	38
Total gross loans outstanding, at period-end	$ 15,608,283	$ 15,075,481	4	$ 14,593,510	7

Allowance for loan losses to non-performing loans, at period-end	218.01%	262.56%		177.20%
Allowance for loan losses to gross loans, at period-end	1.09%	0.82%		0.84%

The ratio of non-performing assets to total assets was 0.4% at June 30, 2020, compared to 0.3% at December 31, 2019. Total non-performing assets increased $28.0 million, or 49.0%, to $85.2 million at June 30, 2020, compared to $57.2 million at December 31, 2019, primarily due to an increase of $15.0 million, or 233.5%, in loans 90 days or more past due and still accruing and an increase of $15.9 million, or 39.3%, in nonaccrual loans, offset in part by a decrease of $2.9 million, or 28.6%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At June 30, 2020, the Company's Tier 1 risk-based capital ratio of 12.88%, total risk-based capital ratio of 14.81%, and Tier 1 leverage capital ratio of 10.46%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2019, the Company's Tier 1 risk-based capital ratio was 12.51%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.83%.

YEAR-TO-DATE REVIEW

Net income for the six months ended June 30, 2020, was $101.2 million, a decrease of $37.7 million, or 27.1%, compared to net income of $138.9 million for the same period a year ago. Diluted earnings per share was $1.27 compared to $1.73 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2020, was 3.17% compared to 3.64% for the same period a year ago.

Return on average stockholders' equity was 8.72% and return on average assets was 1.10% for the six months ended June 30, 2020, compared to a return on average stockholders' equity of 12.92% and a return on average assets of 1.65% for the same period a year ago. The efficiency ratio for the six months ended June 30, 2020, was 44.71% compared to 44.98% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its second quarter 2020 financial results this afternoon, Monday, July 27, 2020, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 7670941. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2019 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Six months ended June 30,
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 134,475	$ 140,311	$ 143,379	$274,786	$286,695
Provision for credit losses	25,000	25,000	—	50,000	—
Net interest income after provision for credit losses	109,475	115,311	143,379	224,786	286,695
Non-interest income	15,606	5,786	12,794	21,392	25,715
Non-interest expense	67,268	65,154	69,546	132,422	140,516
Income before income tax expense	57,813	55,943	86,627	113,756	171,894
Income tax expense	3,492	9,091	14,383	12,583	32,971
Net income	$ 54,321	$ 46,852	$ 72,244	$101,173	$138,923

Net income per common share
Basic	$ 0.68	$ 0.59	$ 0.90	$ 1.27	$ 1.73
Diluted	$ 0.68	$ 0.59	$ 0.90	$ 1.27	$ 1.73

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.62	$ 0.62

SELECTED RATIOS
Return on average assets	1.15%	1.05%	1.69%	1.10%	1.65%
Return on average total stockholders' equity	9.31%	8.12%	13.27%	8.72%	12.92%
Efficiency ratio	44.82%	44.60%	44.53%	44.71%	44.98%
Dividend payout ratio	45.42%	52.63%	34.26%	48.76%	35.79%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.91%	4.44%	4.81%	4.17%	4.83%
Total interest-bearing liabilities	1.20%	1.49%	1.65%	1.34%	1.60%
Net interest spread	2.71%	2.95%	3.16%	2.83%	3.23%
Net interest margin	3.02%	3.34%	3.58%	3.17%	3.64%

CAPITAL RATIOS	June 30, 2020	December 31, 2019	June 30, 2019
Tier 1 risk-based capital ratio	12.88%	12.51%	12.26%
Total risk-based capital ratio	14.81%	14.11%	13.92%
Tier 1 leverage capital ratio	10.46%	10.83%	10.73%
	.			.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	June 30, 2020	December 31, 2019	June 30, 2019

Assets
Cash and due from banks	$ 148,700	$ 177,240	$ 206,123
Short-term investments and interest bearing deposits	1,425,001	416,538	351,603
Securities available-for-sale (amortized cost of $1,122,994 at June 30, 2020,
$1,443,730 at December 31, 2019 and $1,468,452 at June 30, 2019)	1,146,102	1,451,842	1,471,584
Loans	15,608,283	15,075,481	14,593,510
Less: Allowance for loan losses	(169,680)	(123,224)	(122,651)
Unamortized deferred loan fees, net	(4,507)	(626)	(1,415)
Loans, net	15,434,096	14,951,631	14,469,444
Equity securities	24,570	28,005	32,498
Federal Home Loan Bank stock	17,250	18,090	17,250
Other real estate owned, net	7,318	10,244	11,329
Affordable housing investments and alternative energy partnerships, net	320,047	308,681	301,410
Premises and equipment, net	104,165	104,239	102,919
Customers' liability on acceptances	10,665	10,694	9,616
Accrued interest receivable	54,326	53,541	55,711
Goodwill	372,189	372,189	372,189
Other intangible assets, net	6,030	6,296	6,782
Right-of-use assets- operating leases	34,217	33,990	36,515
Other assets	162,361	150,924	161,033
Total assets	$ 19,267,037	$ 18,094,144	$ 17,606,006

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 3,298,415	$ 2,871,444	$ 2,758,344
Interest-bearing deposits:
NOW deposits	1,671,290	1,358,152	1,267,464
Money market deposits	2,982,385	2,260,764	1,909,097
Savings deposits	743,982	758,903	716,206
Time deposits	7,585,832	7,443,045	7,711,811
Total deposits	16,281,904	14,692,308	14,362,922

Short-term borrowings	—	25,683	—
Advances from the Federal Home Loan Bank	230,000	670,000	550,000
Other borrowings for affordable housing investments	32,399	29,022	30,820
Long-term debt	119,136	119,136	169,761
Deferred payments from acquisition	7,753	7,644	18,843
Acceptances outstanding	10,665	10,694	9,616
Lease liabilities - operating leases	36,408	35,873	37,858
Other liabilities	206,324	209,501	226,889
Total liabilities	16,924,589	15,799,861	15,406,709
Stockholders' equity	2,342,448	2,294,283	2,199,297
Total liabilities and equity	$ 19,267,037	$ 18,094,144	$ 17,606,006

Book value per common share	$ 29.42	$ 28.78	$ 27.55
Number of common shares outstanding	79,619,984	79,729,419	79,818,003

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 168,149	$ 177,870	$ 182,291	$ 346,019	$ 360,568
Investment securities	5,405	7,610	8,477	13,015	15,767
Federal Home Loan Bank stock	214	305	298	519	602
Deposits with banks	240	951	1,383	1,191	3,273
Total interest and dividend income	174,008	186,736	192,449	360,744	380,210

INTEREST EXPENSE
Time deposits	30,811	35,155	39,491	65,966	73,614
Other deposits	5,919	7,991	5,588	13,910	10,965
Advances from Federal Home Loan Bank	1,316	1,552	1,725	2,868	4,315
Long-term debt	1,440	1,440	2,007	2,880	4,139
Deferred payments from acquisition	42	58	192	100	409
Short-term borrowings	5	229	67	234	73
Total interest expense	39,533	46,425	49,070	85,958	93,515

Net interest income before provision for credit losses	134,475	140,311	143,379	274,786	286,695
Provision for credit losses	25,000	25,000	-	50,000	-
Net interest income after provision for credit losses	109,475	115,311	143,379	224,786	286,695

NON-INTEREST INCOME
Net gains/(losses) from equity securities	5,779	(6,102)	3,237	(323)	7,400
Securities gains, net	1,147	6	13	1,153	13
Letters of credit commissions	1,560	1,640	1,577	3,200	3,131
Depository service fees	1,117	1,298	1,243	2,415	2,498
Other operating income	6,003	8,944	6,724	14,947	12,673
Total non-interest income	15,606	5,786	12,794	21,392	25,715

NON-INTEREST EXPENSE
Salaries and employee benefits	28,197	30,939	33,153	59,136	65,285
Occupancy expense	4,963	5,177	5,489	10,140	11,038
Computer and equipment expense	2,581	2,593	2,833	5,174	5,712
Professional services expense	5,200	5,145	6,000	10,345	11,257
Data processing service expense	3,566	3,666	3,081	7,232	6,491
FDIC and State assessments	2,446	2,415	2,132	4,861	4,608
Marketing expense	915	1,886	979	2,801	3,120
Other real estate owned expense/(income)	452	(4,104)	369	(3,652)	649
Amortization of investments in low income housing and alternative energy partnerships	12,934	13,890	9,102	26,824	19,912
Amortization of core deposit intangibles	171	172	171	343	343
Other operating expense	5,843	3,375	6,237	9,218	12,101
Total non-interest expense	67,268	65,154	69,546	132,422	140,516

Income before income tax expense	57,813	55,943	86,627	113,756	171,894
Income tax expense	3,492	9,091	14,383	12,583	32,971
Net income	$ 54,321	$ 46,852	$ 72,244	$ 101,173	$ 138,923
Net income per common share:
Basic	$ 0.68	$ 0.59	$ 0.90	$ 1.27	$ 1.73
Diluted	$ 0.68	$ 0.59	$ 0.90	$ 1.27	$ 1.73

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.62	$ 0.62
Basic average common shares outstanding	79,581,097	79,588,076	80,106,329	79,584,587	80,279,859
Diluted average common shares outstanding	79,682,426	79,830,025	80,302,679	79,756,226	80,501,800

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	June 30, 2020		March 31, 2020		June 30, 2019
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$15,626,412	4.33%	$15,213,440	4.70%	$14,365,544	5.09%
Taxable investment securities	1,268,661	1.71%	1,379,365	2.22%	1,441,005	2.36%
FHLB stock	17,434	4.95%	17,268	7.09%	17,250	6.93%
Deposits with banks	980,949	0.10%	311,024	1.23%	235,019	2.36%
Total interest-earning assets	$17,893,456	3.91%	$16,921,097	4.44%	$16,058,818	4.81%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,586,112	0.19%	$ 1,388,597	0.21%	$ 1,265,105	0.18%
Money market deposits	2,756,493	0.72%	2,437,997	1.15%	1,857,384	1.00%
Savings deposits	740,500	0.14%	733,372	0.18%	731,512	0.20%
Time deposits	7,616,446	1.63%	7,495,619	1.89%	7,570,131	2.09%
Total interest-bearing deposits	$12,699,551	1.16%	$12,055,585	1.44%	$11,424,132	1.58%
Other borrowed funds	412,953	1.33%	392,029	1.89%	353,799	2.25%
Long-term debt	119,136	4.86%	119,136	4.86%	169,761	4.74%
Total interest-bearing liabilities	13,231,640	1.20%	12,566,750	1.49%	11,947,692	1.65%

Non-interest-bearing demand deposits	3,101,265		2,863,889		2,789,644

Total deposits and other borrowed funds	$16,332,905		$15,430,639		$14,737,336

Total average assets	$18,930,651		$18,003,041		$17,157,578
Total average equity	$ 2,346,775		$ 2,320,283		$ 2,184,251

	Six months ended
(In thousands)	June 30, 2020		June 30, 2019
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$15,419,926	4.51%	$14,227,782	5.11%
Taxable investment securities	1,324,013	1.98%	1,356,001	2.34%
FHLB stock	17,352	6.02%	17,277	7.03%
Deposits with banks	645,986	0.37%	275,044	2.40%
Total interest-earning assets	$17,407,277	4.17%	$15,876,104	4.83%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,487,354	0.20%	$ 1,286,985	0.19%
Money market deposits	2,597,245	0.92%	1,886,048	0.97%
Savings deposits	736,936	0.16%	724,492	0.20%
Time deposits	7,556,033	1.76%	7,318,590	2.03%
Total interest-bearing deposits	$12,377,568	1.30%	$11,216,115	1.52%
Other borrowed funds	402,491	1.60%	407,622	2.37%
Long-term debt	119,136	4.86%	176,401	4.73%
Total interest-bearing liabilities	12,899,195	1.34%	11,800,138	1.60%

Non-interest-bearing demand deposits	2,982,577		2,782,633
Total deposits and other borrowed funds	$15,881,772		$14,582,771

Total average assets	$18,466,846		$16,985,370
Total average equity	$ 2,333,529		$ 2,167,812

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, Cathay General Bancorp, (626) 279-3652